Exhibit 99.1

Broadwind Energy Names Eric B. Blashford as Chief Operating Officer

Cicero, Ill., May 3, 2018 — Broadwind Energy, Inc. (NASDAQ: BWEN) today announced that Eric B. Blashford, has been appointed Chief Operating Officer, effective May 4. Blashford, 53, currently serves as the Company’s President, Broadwind Towers and Heavy Fabrications business segment.

Broadwind CEO Stephanie Kushner stated, “Over the past four years, Eric’s steady leadership has been instrumental in driving excellence in our production processes, strengthening customer relationships and delivering on the Company’s strategic goals. I look forward to transitioning Eric into his new role so that he can make a further impact on the rest of the organization.”

Blashford joined Broadwind in 2014.  Prior to joining Broadwind, Eric was President for the Heavy Equipment Group within Pettibone, LLC, a manufacturer of wheel-based heavy equipment for the construction, rail, forestry, oil, gas and mining industries. Prior to Pettibone, Blashford worked at Scott Fetzer Corporation where he served as President of two different divisions and later as Group President of the Powered Equipment Group. Prior to Scott Fetzer Corporation, he held positions of increasing responsibility at Waltco Truck Equipment.

Blashford holds an MBA from Kent State University and a Bachelor’s degree in Business Administration from the University of Akron.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers and industrial weldments, we have solutions for the clean tech, energy and infrastructure needs of the future. With facilities throughout the U.S., Broadwind Energy's talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com